EXHIBIT 3

DEMAND PROMISSORY NOTE

$17,500.00	Phoenix, Arizona Date: December 31, 2009

1.       PROMISE TO PAY.

          FOR VALUE RECEIVED, Law Investments CR, S. A., a Costa Rica corporation and its successors and assigns ("Maker"), promises to pay to the order of InMedica Development Corporation ("Holder"), at Phoenix, Arizona or at such other place as the Holder may from time to time designate in writing, the sum of Seventeen Thousand Five Hundred Dollars ($17,500.00). The principal and accrued interest hereunder shall be paid by Maker to Holder on the Due Date as defined below.

2.       UNSECURED NOTE.

          This Note is unsecured.

3.       DUE DATE.

          Absent the occurrence of a default hereunder, the unpaid principal balance hereof and all other amounts payable by Maker hereunder shall be due and payable on demand (the "Due Date").  If the Due Date should fall (whether by acceleration or otherwise) on a day that is not a business day, payment of the outstanding principal and interest shall be made on the next succeeding business day.

4.       PREPAYMENT.

          Maker may prepay the Note, in whole or in part, at any time before the Due Date without penalty or premium.

5.       INTEREST.

          This Note shall accrue interest at an annual rate of six percent (6%).

6.       LAWFUL MONEY.

          All amounts payable under this Note are payable in lawful money of the United States of America.

7.       APPLICATION OF PAYMENTS/LATE CHARGE.

          Unless otherwise agreed to, in writing, or otherwise required by applicable law, payments will be applied first, to costs of collection, including reasonable attorney's fees; second, to payments made by Holder to preserve any collateral securing this Note; third, to any other payments made by Holder and provided for in this Note or in any documents securing payment of this Note; fourth, to any late charges; fifth, to any accrued interest; and sixth, to principal. All payments due hereunder shall be made (i) without deduction of any present and future taxes, levies, imposts, deductions, charges or withholdings, and (ii) without any other set off. All such interest shall be calculated on the basis of a 365-day year. The interest rate will not exceed the maximum rate permitted by applicable law.

8.       EVENT OF DEFAULT.

          The occurrence of any of the following shall be deemed to be an event of default hereunder: a) Failure by Maker to pay any monetary amount when due hereunder, and failure to cure such default within five (5) days; or (b) Failure by Maker to perform any other obligation under this Note, and failure to cure such default within five (5) days;

9.       REMEDIES.

          Upon the occurrence of an event of default, and after any applicable cure period, at the option of the Holder, the entire balance of principal together with all accrued  interest  thereon, and all other amounts payable by Maker shall, without demand or notice,  immediately become due and payable. No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right.

10.      WAIVER.

          Maker hereby waives diligence, demand for payment, presentment for payment,  protest,  notice of nonpayment, notice of protest, notice of intent to accelerate, notice of acceleration, notice of dishonor, and notice of nonpayment, and all other notices or  demands of any kind and expressly agrees that, without in any way  affecting  the liability of Maker, the Holder may extend any maturity date or the time for payment of any installment due hereunder, accept security, release any person liable, and release any security or guaranty.

11.      CHANGE, DISCHARGE, TERMINATION, OR WAIVER.

           No provision of this Note may be changed, discharged, terminated, or waived except in a writing signed by the party against whom enforcement of the change, discharge, termination, or waiver is sought. No failure on the part of the Holder to exercise and no delay by the Holder in exercising any right or remedy under this Note or under the law shall operate as a waiver thereof.

12.      ATTORNEYS' FEES.

           If this Note is not paid when due or if any event of default occurs, Maker  promises  to pay all costs of enforcement and collection and preparation therefore, including  but  not limited to, reasonable attorneys' fees, whether or not any action or proceeding is brought to enforce the provisions hereof (including, without limitation, all such costs incurred in connection with any bankruptcy, receivership, or other court proceedings  (whether at the trial or appellate level)) or with regard to any arbitration proceeding.

13.      SEVERABILITY.

           If any provision of this Note is unenforceable, the enforceability of the other provisions shall not be affected and they shall remain in full force and effect, provided the essential purposes of the Note are not impaired.

14.      NUMBER AND GENDER.

           In this Note, the singular shall include the plural and the masculine shall include the feminine and neuter gender, and vice versa.

15.      CHOICE OF LAW.

           This note shall be governed by and construed in accordance with the laws of the State of Arizona without giving effect to conflict of laws principles.

16.      INTEGRATION.

           This Note contains the complete understanding and agreement of the Holder and Maker with respect to the subject matter hereof and supersedes all prior representations, warranties, agreements, arrangements, understandings, and negotiations.

19.      COUNTERPARTS.

           This document may be executed and acknowledged in counterparts, all of which executed and acknowledged counterparts shall together constitute a single document.

20.      BINDING EFFECT.

           This Note will be binding upon, and inure to the benefit of, the Holder, Maker, and their respective successors and assigns.

21.      TIME OF THE ESSENCE.

           Time is of the essence with regard to each provision of the Note as to which time is a factor.

           IN WITNESS WHEREOF, Maker has executed and delivered this Note effective as of the day and year first above written.

MAKER:

LAW INVESTMENTS CR, S.A.

/s/ Ron Conquest
Ron Conquest, President